10f-3 report

Offering                        Trade Date      Broker
Turkcell Iletisim Hizmet - ADR  7/10/00   Morgan Stanley

Price   Shares  % of Assets     % of Offering   Syndicate Member
$17.60  195,200    2.25%                0.20%     CS First Boston